                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            THE C.R. GIBSON COMPANY
                                       AT

                          $9.00 NET PER SHARE IN CASH
                                       BY

                            NELSON ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                              THOMAS NELSON, INC.

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, OCTOBER 17, 1995,
                         UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN THAT NUMBER OF SHARES OF COMMON STOCK OF THE C.R. GIBSON COMPANY REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS, AND (II) SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION.

     THE OFFER IS BEING MADE IN CONNECTION WITH THE TENDER OFFER AND MERGER AGREEMENT DATED AS OF SEPTEMBER 13,1995, AMONG THOMAS NELSON, INC., NELSON ACQUISITION CORP., AND THE C.R. GIBSON COMPANY. THE BOARD OF DIRECTORS OF THE C.R. GIBSON COMPANY HAS APPROVED THE OFFER, THE MERGER AND THE TENDER OFFER AND MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER AND THE TERMS OF THE TENDER OFFER AND MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE C.R. GIBSON COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE C.R. GIBSON COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $0.10 per share (the "Shares"), of The C.R. Gibson Company should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary, or follow the procedure for book-entry transfer set forth in Section 3 or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he desires to tender his Shares.

     Any stockholder who desires to tender Shares and cannot deliver such Shares and all other required documents to the Depositary by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
                            ------------------------

                      The Dealer Manager for the Offer is:
                            PAINEWEBBER INCORPORATED
SEPTEMBER 19, 1995

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
       INTRODUCTION.....................................................................    2
  1.   TERMS OF THE OFFER...............................................................    4
  2.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES....................................    5
  3.   PROCEDURE FOR TENDERING SHARES...................................................    6
  4.   WITHDRAWAL RIGHTS................................................................    8
  5.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES..........................................    8
  6.   PRICE RANGE OF SHARES; DIVIDENDS.................................................    9
  7.   EFFECT OF THE OFFER ON AMEX LISTING, MARKET FOR SHARES AND REGISTRATION UNDER THE
       EXCHANGE ACT.....................................................................   10
  8.   CERTAIN INFORMATION CONCERNING THE COMPANY.......................................   11
  9.   CERTAIN INFORMATION CONCERNING THE PARENT AND THE OFFEROR........................   12
 10.   SOURCE AND AMOUNT OF FUNDS.......................................................   14
 11.   BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE
       COMPANY..........................................................................   14
 12.   PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.......................   16
 13.   THE TENDER OFFER AND MERGER AGREEMENT AND THE STOCK OPTION AGREEMENTS............   18
 14.   DIVIDENDS AND DISTRIBUTIONS......................................................   24
 15.   CERTAIN CONDITIONS TO THE OFFER..................................................   24
 16.   CERTAIN REGULATORY AND LEGAL MATTERS.............................................   26
 17.   FEES AND EXPENSES................................................................   27
 18.   MISCELLANEOUS....................................................................   27
       SCHEDULE I. CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
       OF THE PARENT AND THE OFFEROR

TO THE HOLDERS OF COMMON STOCK OF
THE C.R. GIBSON COMPANY:

                                  INTRODUCTION

     Nelson Acquisition Corp., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Thomas Nelson, Inc., a Tennessee corporation (the "Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $0.10 per share (the "Shares"), of The C.R. Gibson Company, a Delaware corporation (the "Company"), at a purchase price of $9.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of PaineWebber Incorporated (the "Dealer Manager"), Trust Company Bank (the "Depositary") and D. F. King & Co., Inc. (the "Information Agent"), in connection with the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS APPROVED THE OFFER, THE MERGER (AS HEREINAFTER DEFINED) AND THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), HAS DETERMINED THAT THE TERMS OF EACH OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 15. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. THE OFFEROR AND THE PARENT HAVE OBTAINED FROM CERTAIN STOCKHOLDERS OF THE COMPANY AGREEMENTS TO TENDER PURSUANT TO THE OFFER APPROXIMATELY 26.9% OF THE OUTSTANDING SHARES.

     The Offer is being made pursuant to the Tender Offer and Merger Agreement, dated as of September 13, 1995 (the "Merger Agreement"), among the Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("DGCL"), the Offeror will be merged with and into the Company (the "Merger"). See Section 12. Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares owned by the Company as treasury stock, Shares owned by the Parent or the Offeror or any subsidiary thereof, or Shares with respect to which appraisal rights are properly exercised under the DGCL ("Dissenting Shares")) will be converted into and represent the right to receive $9.00 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon (the "Offer Price"). See Section 5 for a description of certain tax consequences of the Offer and the Merger.

     The Parent, the Offeror and certain stockholders of the Company, including certain directors and affiliates of the Company (together the "Selling Stockholders"), have entered into separate Stock Option Agreements, dated as of September 13, 1995 (the "Option Agreements"), pursuant to which the Selling Stockholders have given the Parent an option to purchase, upon the terms and subject to the conditions set forth in the Option Agreements, 2,004,246 Shares (the "Subject Shares") beneficially owned by such Selling Stockholders, representing approximately 26.9% of the outstanding Shares. The Option Agreements further provide, among other things, that the Selling Stockholders are required to tender all of the Subject Shares in the Offer. See Section 13.

     The Company has advised the Offeror that as of September 14, 1995, there were (a) 7,444,039 Shares issued and outstanding, and (b) outstanding stock options to purchase an aggregate of 308,509 Shares (all of which had exercise prices less than $9.00). As of the date hereof, neither the Offeror nor the Parent beneficially owns any Shares (other than as a result of the Option Agreements). If the Offeror acquires at least 3,876,275 Shares in the Offer, it will control a majority of the outstanding Shares on a fully diluted basis. Accordingly, the Offeror would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder. In the event the Offeror acquires 90% or more of the outstanding Shares through the Offer, the Offeror and the Parent would be able to effect the Merger pursuant to the short form merger provisions of the DGCL, without prior notice to, or any action by, any other stockholder of the Company.

     On September 11, 1995, the Company declared a quarterly dividend of $0.04 per Share, payable on October 5, 1995, to stockholders of record on September 25, 1995. Tendering Shares pursuant to the Offer will not affect the right of stockholders of record on September 25, 1995 to receive this dividend.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, October 17, 1995, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

     If the Offeror shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase in the consideration being offered is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY THE OFFEROR AND THE PARENT IF, AMONG OTHER THINGS, THE MINIMUM CONDITION IS NOT SATISFIED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 15. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. The Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), subject to the limitations set forth in the Merger Agreement and described below, to waive or reduce the Minimum Condition or to waive any other condition to the Offer. If the Minimum Condition or any of the other conditions set forth in Section 15 have not been satisfied by 12:00 Midnight, New York City time, on Tuesday, October 17, 1995 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (2) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer, or (3) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders.

     Subject to the limitations set forth in the Merger Agreement and described below, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that the Offeror will exercise its right to extend the Offer.

     Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, the Offeror also expressly reserves the right, at any time and from time to time, in its sole discretion, (i) to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 15, by giving oral or written notice of such delay or termination to the Depositary, and (ii) at any time or from time to time, to amend the Offer in any respect. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

     Any extension of the period during which the Offer is open, delay in acceptance for payment, or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to Dow Jones News Service and making any appropriate filing with the Commission.

     If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including a waiver of the Minimum Condition), the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

     The Company has provided the Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section
15. Subject to compliance with Rule 14e-1(c) promulgated under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid by the Offeror because of any delay in making such payment.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures must be complied with as set forth below. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures must be complied with as set forth below.

     Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three American Stock Exchange ("AMEX") trading days after the date of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and
(iii) any other documents required by the Letter of Transmittal.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. UNDER THE FEDERAL INCOME TAX LAWS THE DEPOSITARY MAY, UNDER CERTAIN CIRCUMSTANCES, BE REQUIRED TO WITHHOLD 31% OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN STOCKHOLDERS PURSUANT TO THE OFFER. TO PREVENT BACKUP WITHHOLDING WITH RESPECT TO PAYMENT TO ANY STOCKHOLDER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT HE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 SET FORTH IN THE LETTER OF TRANSMITTAL.

     Determination of Validity. All questions as to the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Appointment as Proxy. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after September 26, 1995). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment all prior proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consents executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) in respect of such Shares.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after Friday, November 17, 1995. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations or non-U.S. persons).

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between his adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

     Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the stockholder (a) fails to furnish his social security number or Taxpayer Identification Number ("TIN"), (b) furnishes an incorrect TIN, (c) fails to properly include a reportable interest or dividend payment on his federal income tax return, or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his own tax advisor as to his qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are principally traded on the AMEX under the symbol GIB. The following table sets forth for the periods indicated the high and low sales prices as reported on the AMEX and cash dividends per Share.

                                                                     LOW     HIGH     DIVIDEND
                                                                     ----    -----    --------
1993
  First Quarter....................................................  $6 1/8   $7 3/8   $ .035
  Second Quarter...................................................   6        7 1/4     .035
  Third Quarter....................................................   6 1/8    7         .035
  Fourth Quarter...................................................   6 7/8    9         .040
1994
  First Quarter....................................................   7 1/8    8 7/8     .040
  Second Quarter...................................................   6 3/4    8 1/8     .040
  Third Quarter....................................................   6 7/8    7 7/8     .040
  Fourth Quarter...................................................   6 5/8    7 7/8     .040

                                                                     LOW     HIGH     DIVIDEND
                                                                     ----    -----    --------
1995
  First Quarter....................................................  5 1/4    6 7/8      .040
  Second Quarter...................................................  5 5/8   71 5/16     .040
  Third Quarter (through September 18, 1995).......................  7 5/8   91 1/16     .040

     On May 24, 1995, the last full day of trading prior to the public announcement by the Company that it had engaged Goldman, Sachs & Co. ("Goldman Sachs") to assist in evaluating its strategic alternatives, the closing price per Share as reported on the AMEX Composite Tape was $6 1/4. On September 13, 1995, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the closing price per Share as reported on the AMEX Composite Tape was $8 3/4. On September 18, 1995, the last full day of trading prior to the commencement of the Offer, the closing price per Share as reported on the AMEX Composite Tape was $8 7/8.

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     The Company has paid cash dividends without interruption since 1940. Under the terms of long-term loan agreements, future dividends which the Company may declare are restricted to $1,500,000 plus 50% of net income as defined therein. Future dividends depend on many factors, including internal estimates of future performance and the Company's need for funds.

     On September 11, 1995, the Company declared a quarterly dividend of $0.04 per Share, payable on October 5, 1995, to stockholders of record on September 25, 1995. Tendering Shares pursuant to the Offer will not affect the right of stockholders of record on September 25, 1995 to receive this dividend. Under the terms of the Merger Agreement, the Company is prohibited from paying any further dividends, other than regular quarterly cash dividends in an amount not to exceed $0.04 per share in accordance with past practices. See Section 13.

7. EFFECT OF THE OFFER ON AMEX LISTING, MARKET FOR SHARES AND REGISTRATION UNDER THE EXCHANGE ACT.

     The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Offeror. The Company has advised the Offeror that, as of September 15, 1995, there were approximately 678 stockholders of record and approximately 2,300 beneficial owners of the Shares.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the AMEX. If trading volume were lower than such standards, quotations might continue to be published in the "additional list" or in one of the "local lists," or such quotations might not be published at all. If the number of holders of Shares falls below 300, the AMEX might cease to provide quotations but quotations might still be available from other sources. The Offeror cannot predict whether the AMEX trading volume standards for publication will be met after the Offer.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; and the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the purchase of Shares pursuant to the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities".

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a Delaware corporation with its principal executive offices located at 32 Knight Street, Norwalk, Connecticut 06856. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor the Parent has any knowledge that would indicate that statements contained herein based upon such documents are untrue, neither the Offeror nor the Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror and the Parent.

     The Company and its subsidiaries are engaged in the business of printing and publishing memory and record books, photograph albums, guest books and scrapbooks, gift books, consisting generally of adult inspirational books, church publications and other church products, gift wrap, invitations, greeting cards, paper tableware, personalized stationery and social stationery.

     Set forth below is certain selected consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following selected financial data is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                            THE C.R. GIBSON COMPANY
                           SELECTED FINANCIAL DATA(1)

                                                                                 AS OF AND FOR THE
                                                        AS OF AND FOR THE           SIX MONTHS
                                                     YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                                                   ---------------------------   -----------------
                                                    1994      1993      1992      1995      1994
                                                   -------   -------   -------   -------   -------
                                                                                    (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales........................................  $67,331   $63,585   $63,396   $35,565   $33,076
                                                   =======   =======   =======   =======   =======
Net income from continuing operations............  $ 3,204   $ 3,459   $ 3,374   $ 1,859   $ 1,728
Net income (loss) from discontinued operations...   (3,586)      165         0    (1,749)   (1,260)
                                                   -------   -------   -------   -------   -------
Net income (loss)................................  $  (382)  $ 3,624   $ 3,374   $   110   $   468
                                                   =======   =======   =======   =======   =======
Net income (loss) per common share from:
  Continuing operations..........................  $  0.43   $  0.46   $  0.44   $  0.26   $  0.23
  Discontinued operations........................    (0.48)     0.02      0.00     (0.24)    (0.17)
                                                   -------   -------   -------   -------   -------
Net income (loss) per common share...............  $ (0.05)  $  0.48   $  0.44   $  0.02   $  0.06
                                                   =======   =======   =======   =======   =======
Dividend per share...............................  $  0.16   $  0.15   $  0.14   $  0.08   $  0.08
Working capital..................................  $24,430   $23,601   $23,350   $23,617   $29,998
Total assets.....................................  $59,083   $53,151   $45,882   $55,541   $59,422
Long-term obligations............................  $13,105   $ 8,582   $ 9,042   $13,018   $13,294
Stockholders' equity.............................  $30,723   $32,955   $30,787   $29,612   $33,429
Weighted average common shares outstanding.......    7,455     7,538     7,617     7,289     7,472

---------------

(1) Restated to reflect the results of the Company's Rytex subsidiary as a discontinued operation.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Such material should also be available for inspection at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

9. CERTAIN INFORMATION CONCERNING THE PARENT AND THE OFFEROR.

     The Offeror is a newly incorporated Delaware corporation and a wholly owned subsidiary of the Parent, which is a Tennessee corporation. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Offeror is available.

     The principal executive offices of the Offeror and the Parent are located at Nelson Place at Elm Hill Pike, P.O. Box 141000, Nashville, Tennessee 37214-1000. The Parent is a leading publisher, producer and distributor of books and recorded music emphasizing Christian, inspirational and family value themes, and believes it is the largest commercial publisher of the Bible in English language translations. The Parent also designs and markets a broad line of gift and stationery products.

     Set forth below is certain summary consolidated financial data with respect to the Parent excerpted or derived from financial information contained in the Parent's Annual Report on Form 10-K for the year ended March 31, 1995, and the Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995. More comprehensive financial information is included in such reports and other documents filed by the Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein.

                              THOMAS NELSON, INC.
                             SUMMARY FINANCIAL DATA

                                                                              THREE MONTHS ENDED
                                             YEAR ENDED MARCH 31,                  JUNE 30,
                                      ----------------------------------     ---------------------
                                        1995         1994       1993(1)        1995         1994
                                      --------     --------     --------     --------     --------
                                                                                  (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net revenues........................  $265,107     $226,434     $143,072     $ 61,106     $ 49,103
Gross profit........................   131,457      111,233       68,097       32,083       23,829
Operating income....................    26,037       19,968       12,186        2,042        1,007
Interest expense....................     8,585        6,903        3,027        2,561        1,917
                                      --------     --------     --------     --------     --------
Income (loss) before income taxes...    18,349       13,292        9,337         (568)        (864)
                                      --------     --------     --------     --------     --------
Net income (loss)...................  $ 11,710     $  9,081     $  6,282     $   (358)    $   (544)
Net income (loss) per share.........  $   0.88     $   0.68     $   0.47     $  (0.03)    $  (0.04)
Weighted average number of shares
  outstanding.......................    13,374       13,355       13,268       13,567       13,364
Fully diluted net income (loss) per
  share(2)..........................  $   0.83     $   0.67     $   0.47     $  (0.03)    $  (0.04)


                                                                    JUNE 30, 1995     MARCH 31, 1995
                                                                    --------------    --------------
                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Working capital...................................................     $145,899          $129,441
Total assets......................................................      260,929           249,869
Long-term debt (including current portion)........................      139,169           121,000
Shareholders' equity..............................................       71,821            72,729

---------------

(1) Includes the operations of Word, Incorporated subsequent to its acquisition by the Parent on November 30, 1992.
(2) Reflects the impact of the conversion of the Parent's outstanding 5 3/4% Convertible Subordinated Notes due 1999 into 3,235,294 shares of Common Stock and exercise of stock options, in periods in which such conversion or exercise would be dilutive.

     The Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8. Such material should also be available for inspection at the offices of the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York, 10005.

     Except as described in this Offer to Purchase, none of the Offeror, the Parent, nor, to the best knowledge of the Offeror and the Parent, any of the persons listed in Schedule I to this Offer to Purchase owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement and the Option Agreements, and as otherwise described in this Offer to Purchase, none of the Offeror, Parent nor, to the best knowledge of the Offeror and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither the Offeror nor Parent nor, to the best knowledge of the Offeror and Parent, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between any of the Offeror, Parent, or any of their respective subsidiaries, or, to the best knowledge of the Offeror and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10. SOURCE AND AMOUNT OF FUNDS.

     If all Shares (including Shares covered by options which have exercise prices of less than $9.00) outstanding at September 14, 1995 are validly tendered and purchased by the Offeror, the aggregate purchase price and all estimated fees and expenses (including the cash out of stock options and estimated expenses of the Company) will be approximately $71.0 million. The Offeror will obtain all such funds from the Parent, which will obtain these funds through bank borrowings and available working capital.

     The Parent plans to obtain a substantial portion of the funds needed for the Offer and related transactions through unsecured borrowings under its existing credit facilities (individually, a "Credit Facility" and together, the "Credit Facilities") from a syndicate of financial institutions led by Third National Bank in Nashville ("Third National Bank"). The Credit Facilities consist of a $100 million credit facility and a $5 million credit facility. Borrowings under the Credit Facilities bear interest at either the prime rate or, at the Parent's option, the relevant London Interbank Offered Rate ("LIBOR") plus 1.5% (7.31% at September 18, 1995). The balance outstanding under the $100 million Credit Facility at May 31, 1997 will be converted into a four year term loan payable in equal quarterly principal installments thereafter. At September 18, 1995, the Company had $38.5 million outstanding, and $61.5 million available for borrowing under the Credit Facility. The Company also has obtained a commitment for interim financing from Third National Bank in the amount of up to $60 million to be used for the acquisition of Shares pursuant to the Offer (the "Interim Financing"). All principal and interest for the Interim Financing is due and payable on December 31, 1995. The Interim Financing is, in all other respects, on substantially the same terms and conditions as the Credit Facilities. The commitment for Interim Financing is subject only to the negotiation, execution and delivery of definitive documentation.

     The foregoing description of the Credit Facilities and the Interim Financing is qualified in its entirety by reference to the text of the Credit Facilities and the Interim Financing Commitment filed as exhibits to the Tender Offer Statement on Schedule 14D-1 of the Offeror and the Parent (the "Schedule 14D-1") filed with the Commission in connection with the Offer and is incorporated herein by reference.

     Following consummation of the Offer and the Merger, the Parent intends to evaluate its business and operational needs and the adequacy of its existing credit facilities, and will take such actions as it deems appropriate under the circumstances then existing. It is anticipated that borrowings under the Credit Facilities and the Interim Financing will be repaid from funds generated internally by the Parent and its subsidiaries (including the Company) and from other sources.

THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

     The Parent's business strategy seeks to capitalize on the growing demand for products that convey traditional, Christian and family value themes by expanding its core publishing, music and gift product lines.

To implement this growth strategy, Parent periodically reviews strategic acquisitions of complementary product lines that utilize common distribution channels. In particular, the Parent has a strong commitment to build its gifts products division and the Company, as a leader in this industry, was a natural candidate as a strategic alliance partner for the Parent.

     From late 1992 through late 1993, senior management of the Company periodically held informal communications with certain stockholders of the Company, including representatives of Bradford Ventures Ltd., regarding the business of the Company and such investors' belief that a strategic alliance between the Parent and the Company would benefit each of the companies and their respective stockholders.

     As a result of these communications and a review of publicly available information concerning the Company, the Parent engaged PaineWebber, Incorporated ("PaineWebber") in January 1994 as its financial advisor to assist the Parent in evaluating its options with respect to a potential acquisition of the Company. On January 17, 1994, Sam Moore, the President and Chairman of the Board of the Parent, sent a letter to Robert G. Bowman, Chairman of the Board of the Company, outlining the terms of a proposed combination of the Company and the Parent whereby the Company's stockholders would receive shares of the Parent's Common Stock valued at $12.00 (based on the market value of the Parent's Common Stock at that time) in exchange for all outstanding Shares. The Parent stated that the proposed combination should be a tax-free transaction to be accounted for as a pooling of interests. Certain other terms and conditions which would have been required in any definitive agreement were not identified and the proposal was subject to due diligence review on the part of the Company as well as the Parent. On February 2, 1994, the Parent was advised in a letter from Mr. Bowman that the Company's Board of Directors had considered the Parent's January 17, 1994 letter with the assistance of its legal and financial advisors, and had unanimously decided that pursuing the Parent's proposal was not in the best interests of the Company or its stockholders at that time. Subsequent thereto, the Parent's Board of Directors determined not to pursue its proposal.

     On May 24, 1995, the Company announced the engagement of Goldman Sachs to act as its financial advisor in connection with a review of strategic alternatives available to the Company. On June 19, 1995, the Parent and the Company entered into a confidentiality agreement, pursuant to which, in consideration of the Parent's consideration of a possible transaction with the Company, the Company agreed to furnish information to the Parent for the purpose of enabling the Parent to conduct a due diligence review of the business of the Company. In July 1995, representatives of the Parent contacted Goldman Sachs to indicate a preliminary interest in continuing discussions with the Company. The Parent is advised that the Board of Directors of the Company at a meeting held on July 14, 1995 authorized continued discussions with certain of the companies, including the Parent, which had indicated preliminary interest in continuing discussions with the Company. In late July 1995, certain members of Parent's management were permitted to review various documents and data at the Company's headquarters in Norwalk, Connecticut and to ask questions of the Company's management concerning the Company's business and operations.

     On August 21, 1995, Goldman Sachs delivered, on behalf of the Company, a letter and a proposed draft of a merger agreement to various potential acquirors, including the Parent, pursuant to which such entities were requested to submit proposals with respect to the potential acquisition of the Company and comments to the draft merger agreement. The letter required all proposals to be submitted in writing not later than 12:00 p.m., New York time, on September 6, 1995 and described further conditions upon which proposals would be considered.

     On September 6, 1995, the Parent transmitted comments to the draft merger agreement, together with a letter proposing that the Parent would acquire the Company through a two-step combination of the Parent and the Offeror, consisting of a cash tender offer for all the outstanding Shares at a price of $9.00 per Share and a subsequent merger of the Offeror with and into the Company. Included in such proposal was a requirement that the Parent receive "lock up options in customary form" from each of Bradford Venture Partners, Robert G. Bowman, John
G. Russell and Peter B. Cannell & Co.

     The Parent is advised that on September 7, 1995, the Board of Directors of the Company convened to consider the various proposals submitted to acquire the Company. Following such meeting, the Company's financial advisors contacted the financial advisors for the Parent to discuss certain terms of the Parent's proposal. Based on these communications and assuming the acceptance by the Company of all changes requested by the Parent to the proposed merger agreement, the Parent agreed to increase the price to be offered by the Parent in the Offer to $9.50 per Share. Following a meeting of the Company's Board of Directors on September 8, 1995, subsequent negotiations occurred relating to a variety of significant terms of the proposed merger agreement, including the representations and warranties requested of the Company therein, the termination fee, the covenant of the Company relating to alternative Acquisition Proposals and issues relating to employment benefits, which resulted in a variety of changes to the proposed merger agreement. Based on the Company's inability to give a representation and warranty relating to intellectual properties in the form requested by the Parent, the Parent indicated that it would be unable to proceed with a transaction without additional due diligence. At the conclusion of such due diligence, senior management of the Parent telephoned senior management of the Company on September 12, 1994 to express the Parent's reluctance to proceed with the Offer at a per Share price of $9.50. During that conversation, the Parent agreed to proceed with the Offer at $9.00 per Share in cash.

     On September 12, 1995, the Executive Committee of the Board of Directors of the Parent was presented with substantially final terms of the proposed acquisition. After reviewing presentations from the Parent's senior management and legal counsel, and after receiving PaineWebber's opinion that the terms of the proposed acquisition were fair to the Parent and its shareholders from a financial point of view, the Executive Committee unanimously authorized management to enter into definitive documentation relating to the proposed acquisition of the Company through a cash tender offer, followed by a second-step merger, to acquire all of the outstanding Shares at $9.00 per Share.

     The Parent is advised that on September 13, 1995, the Company's Board of Directors held a meeting to review the terms and conditions of the proposed transaction and the Merger Agreement in its final form and to discuss the proposed transaction and the Merger Agreement with the Company's legal and financial advisors. At that meeting, the Company's Board of Directors unanimously approved the Merger Agreement.

     After the Company's meeting was concluded, the Merger Agreement was executed by each of the Company, the Parent and the Offeror, and the Option Agreements were executed by the Parent, the Offeror and the Selling Stockholders.

     At 9:00 a.m., New York time, on September 14, 1995, the Company and the Parent issued a joint press release announcing the Offer and execution of the Merger Agreement.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

     The purpose of the Offer, the Merger, the Merger Agreement and the Option Agreement is to enable the Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of the Parent. The Offer is being made pursuant to the Merger Agreement.

     Under the DGCL, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the Merger. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement and the transactions contemplated therein and, unless the Merger is consummated pursuant to the short form merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and Merger by the affirmative vote of the holders of a majority of the Shares. If the Minimum Condition is satisfied, the Offeror will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

     In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as promptly as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger, if such action is required by the DGCL. The Parent has agreed that, subject to applicable law, all Shares owned by the Offeror or any other subsidiary of the Parent will be voted in favor of the Merger Agreement and the Merger.

     Short Form Merger. Under the DGCL, if the Offeror acquires at least 90% of the outstanding Shares, the Offeror will be able to approve the Merger without a vote of the Company's stockholders. In such event, the

Offeror anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Company's stockholders. If the conditions to the Offeror's obligation to purchase Shares in the Offer are satisfied prior to 90% of the outstanding shares being tendered into the Offer, the Offeror may, subject to certain limitations set forth in the Merger Agreement, delay its purchase of the Shares tendered to it in the Offer. See
Section 1. If the Offeror does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's stockholders would be required under the DGCL. Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the DGCL and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders promptly following consummation of the Offer to consider and vote on the Merger, if a stockholders' vote is required. If the Offeror owns a majority of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other stockholder of the Company.

     Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at that time will have certain rights under the DGCL to dissent and demand appraisal of their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares required to be paid in cash to such dissenting stockholders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment in cash of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the price paid in the Offer and Merger, the market value of the Shares, asset values and earning capacity. The costs of appraisal litigation (including fees of counsel and experts retained by the parties) will be taxed upon the parties, or either of them, in such manner as appears equitable to the court. Therefore, although the Company and the Parent believe that a price of $9.00 per Share is fair, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer and the Merger. Moreover, the Company and the Parent may argue in an appraisal proceeding that, for the purpose of such proceeding, the fair value of the Shares is less than $9.00 per Share.

     THE FOREGOING SUMMARY OF RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY HOLDERS OF SHARES DESIRING TO EXERCISE THEIR DISSENTERS' RIGHTS. THE PRESENTATION AND EXERCISE OF DISSENTERS' RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which the Offeror seeks to acquire the remaining Shares not held by it. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and distributed to minority stockholders prior to consummation of the transaction.

     Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted.

     The Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. The Parent intends to seek additional information about the Company during this period. Thereafter, the Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with the Parent's business.

13. THE TENDER OFFER AND MERGER AGREEMENT AND THE STOCK OPTION AGREEMENTS.

     The following summary of certain provisions of the Merger Agreement and the Option Agreements, copies of which are filed as exhibits to the Schedule 14D-1, is qualified in its entirety by reference to the text of the Merger Agreement and the Option Agreements.

The Merger Agreement

     The Offer. The Offeror commenced the Offer in accordance with the terms of the Merger Agreement. Pursuant to the terms and conditions of the Merger Agreement, the Parent, the Offeror and the Company are required to use all reasonable efforts to take all action as may be necessary or appropriate in order to effectuate the Offer and the Merger as promptly as possible and to carry out the transactions provided for or contemplated by the Merger Agreement.

     Company Actions. Pursuant to the Merger Agreement, the Company has agreed that on the date of the commencement of the Offer, it will file with the Commission and mail to its stockholders, a Solicitation/Recommendation Statement on Schedule 14D-9 containing the recommendation of the Board of Directors that the Company's stockholders accept the Offer and approve the Merger and the Merger Agreement.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, the Offeror shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of the Offeror shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of the Offeror in accordance with the DGCL. The directors of the Offeror immediately prior to the time of the Merger shall, upon consummation of the Merger be the directors of the Surviving Corporation, together with such additional directors as may thereafter be elected. The officers of the Company immediately prior to the time of the Merger shall, upon consummation of the Merger, be the officers of the Surviving Corporation together with such additional officers as may thereafter be elected.

     Conversion of Securities. At the Effective Time, each Share issued and outstanding immediately prior thereto shall be canceled and extinguished and each Share (other than Shares held by the Company as treasury Shares, Shares owned by the Offeror or any subsidiary thereof, and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the Offeror, the Company or the holders of the Shares, be converted into and represent the right to receive the highest price paid per Share pursuant to the Offer. Each share of common stock of the Offeror issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the Offeror, the Company or the holders of Shares, be converted into and shall thereafter evidence one validly issued and outstanding share of common stock of the Surviving Corporation.

     Dissenting Shares. If required by the DGCL, Shares which are held by holders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL will not be exchangeable for the right to receive the Offer Price, and holders of such Shares will be entitled to receive payment of the appraised value of such Shares unless such holders fail to perfect or withdraw or lose their right to appraisal and payment under the DGCL.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to the Offeror, including, but not limited to, representations and warranties relating to the Company's organization and qualification, capitalization, its authority to enter into the Merger Agreement and carry out the related transactions, filings made by the Company with the Commission under the Exchange Act (including financial statements included in the documents filed by the Company under these acts), required consents and approvals, compliance with applicable laws, assets, properties, labor relations, employment matters and employee benefit plans, environmental matters, intellectual property matters, litigation, material liabilities of the Company and its subsidiaries, the payment of taxes and the absence of certain material adverse changes or events.

     The Offeror and the Parent have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties relating to the Offeror's and the Parent's organization and qualification, authority to enter into the Merger Agreement, required consents and approvals, and the availability of sufficient funds to consummate the Offer.

     Covenants Relating to the Conduct of Business. The Company has agreed that prior to consummation of the Offer, unless otherwise approved in writing by the Parent, it will, and will cause its subsidiaries to, (a) maintain its books, records and accounts in accordance with generally accepted accounting principles consistently applied, (b) comply in all material respects with all laws applicable to the conduct of its business except where the failure so to comply could not reasonably be expected to have a material adverse effect on the business, results of operations, properties or financial condition of the Company on a consolidated basis, (c) conduct its business only in the usual, regular and customary course and in substantially the same manner as currently being conducted, (d) duly and timely file required tax returns and related documents and pay all taxes indicated by such returns to be due or otherwise lawfully levied or assessed, (e) use reasonable efforts to keep current or comparable insurance of the types currently maintained in force, (f) make all payments and contributions to Employee Plans (as defined in the Merger Agreement) on or before the due date thereof and (g) make all filings required to be made with the Commission. The Company also agreed, among other things, to take action to exempt the transactions contemplated by the Merger Agreement and any business combination between the Company and the Parent from any applicable state takeover law, to enforce certain confidentiality agreements and, prior to consummation of the Offer, to modify and change its accrual and reserve policies and practices so as to be applied consistently on a basis with those of the Parent.

     The Company has agreed that, except as contemplated by the Merger Agreement or as disclosed by the Company to the Parent prior to the execution of the Merger Agreement, it shall not and shall not permit any of its subsidiaries to, without the prior written consent of the Parent:

          (a) propose or adopt any change to its certificate of incorporation or bylaws;

          (b) lease, sell, mortgage, subject to lien, pledge, assign, encumber, swap or otherwise dispose of any of its assets, except (i) in the ordinary course of business, and (ii) for adequate consideration, or enter into any transaction that would have the practical effect of an acquisition by any other person of a material interest in such assets;

          (c) redeem, purchase, reclassify, retire or otherwise acquire any shares of its capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

          (d) make any change in the number of the authorized, issued or outstanding shares of capital stock or other equity security of the Company (other than pursuant to the exercise of options, rights or similar securities outstanding as of the date of the Merger Agreement), grant any option or commitment relating to its capital stock or any security convertible into such capital stock or any security, the value of which is measured by such capital stock, or any security subordinated to the claims of general creditors, or issue, sell or retire any debt obligations except in the ordinary course of business;

          (e) declare, set aside or pay any dividend or other distribution in respect of any shares of capital stock in liquidation or otherwise (including, without limitation, any stock dividend or distribution) other than dividends declared and paid by any of the Company's subsidiaries to the Company and with respect to the Company, other than regular quarterly cash dividends in an amount not to exceed $0.04 per share in accordance with past practices;

          (f) incur any material direct or contingent liabilities or commitments except in the ordinary course of business consistent with past practice;

          (g) (i) merge or consolidate with any other corporation or other entity; (ii) acquire any stock or other equity securities or interest in, or purchase or otherwise acquire any assets of, any corporation or other entity (except in the ordinary course of business); or (iii) effect any reorganization or recapitalization;

          (h) terminate, amend, modify, establish or enter into any employment or severance contract or any employee benefit plan, program, or arrangement or fringe benefits; or enter into, commit to enter into, renew or amend any employee severance agreement other than in the ordinary course of business consistent with past practice; or grant any material increases in the compensation or benefits to an officer, director or employee whose aggregate annual remuneration exceeds $50,000; provided, however, the Company may hire employees reasonably necessary for the conduct of the business of the Company and its subsidiaries as employees at will on terms substantially similar to those of current employees performing comparable tasks and having comparable responsibilities;

          (i) enter into any new lines of business, engage or participate in any material transaction other than in the ordinary course of business (including, without limitation, acquiring material real or personal property), or make any capital expenditures in excess of an aggregate of $25,000 per month with respect to any project (including repairs, renewals and replacements) provided that the aggregate expenditures with respect to any individual project shall not exceed $250,000, except relocations as may be necessary as a result of fire or other natural disaster and expenditures from net insurance proceeds received with respect to damage to or the destruction of any property to repair, renew or replace such property; or enter into any new, or amend or modify any existing, material contract, agreement, arrangement or commitment other than in the ordinary course of business;

          (j) other than as may be specifically required or permitted by the Merger Agreement, authorize or make any material change in the (i) business or operations, (ii) operational policies, activities or practices, (iii) accounting policies, standards or practices, except as may be required by changes in generally accepted accounting principles as concurred in by the Company's independent auditors;

          (k) except in the ordinary course of business, waive or release any material right or other debt or claim; provided, however, that the Company may take any such action if, within five business days after the Company requests in writing that the Parent consent to the taking of such action, the Parent has approved such request in writing or has not responded in writing to such request;

          (l) amend, modify, terminate or fail to renew or preserve the business organization, material rights, franchises, permits or licenses of the Company and its subsidiaries;

          (m) for any amount in excess of the sum of (i) $50,000, (ii) the proceeds of any applicable insurance and (iii) any amounts reserved or accrued by the Company with respect to any litigation or potential litigation as of June 30, 1995, settle or otherwise take any action to release or reduce any rights with respect to any litigation (whether by counterclaim or otherwise) in which the Company or any of its subsidiaries is or becomes a defendant; or

          (n) enter into any agreement or obligation, the terms of which would be violated by the consummation of the transactions contemplated by the Merger Agreement, take any action which would make any of its representations or warranties contained in the Merger Agreement untrue or incorrect in any material respect if made or deemed to be made immediately thereafter, or cause any of the conditions set forth in the Merger Agreement not to be satisfied.

     During the period from the date of the Merger Agreement through the Effective Time, the Offeror shall not engage in any activities of any nature except as provided in or contemplated by the Merger Agreement.

     No Solicitation. The Company has agreed in the Merger Agreement that neither the Company nor its subsidiaries shall, and the Company shall direct and use its reasonable best efforts to cause its officers, directors, employees, authorized agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders, but excluding the transaction contemplated by the Merger Agreement) with respect to a merger, acquisition, consolidation or similar transaction involving the Company or its subsidiaries, or any purchase of all or any significant portion of the assets or more than 25% of any equity securities of, the Company or its subsidiaries (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, and that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore and will take the necessary steps to inform such parties of the obligations undertaken in the Merger Agreement. The Company has agreed to notify the Parent promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company or any of its representatives, and will promptly communicate to the Parent the terms of any proposal or inquiry which it may receive. Notwithstanding the foregoing, the Board of Directors of the Company may furnish information to, or enter into discussions or negotiations with, any person that makes an unsolicited bona fide proposal in writing, not subject to a financing condition, to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction if, and only to the extent that (i) the Board of Directors determines in good faith (based on a written opinion of the Company's outside counsel) that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (ii) the Board of Directors determines in good faith (based on the written opinion of a financial adviser of nationally recognized reputation) that such transaction would be more favorable to the Company's stockholders than the Offer, (iii) prior to or concurrently with furnishing such information or entering into such discussions, the Company provides written notice to the Parent to the effect that it is furnishing information to, or entering discussions or negotiations with, such a person or entity and (iv) the Company keeps the Parent informed of the status of any such discussions or negotiations.

     Options. Pursuant to the Merger Agreement, all outstanding stock options (the "Company Stock Options") granted under the Company's 1988 Stock Option Plan for Key Employees (the "Stock Option Plan") or otherwise shall become fully exercisable and vested, and shall, as of the Effective Time, be canceled by the Company and converted into the right to receive a cash payment in an amount equal to the number of Shares subject to each option multiplied by the difference between the exercise price per Share covered by the option and the Offer Price. The Merger Agreement also provides that the Company shall grant no additional stock options.

     Indemnification. From and after the Effective Time, the Parent agrees that provisions for indemnification not materially less favorable than those now existing in form of the employees, agents, directors and officers of the Company or its subsidiaries pursuant to the Company's and its subsidiaries' respective certificate or articles of incorporation and bylaws and agreements as in effect as of the date of the execution of the Merger Agreement shall survive the Merger and continue in full force and effect for acts and omissions occurring at or prior to the Effective Time for a period of six years after the Effective Time. The Parent will provide, or cause the Surviving Corporation to maintain, for a period of not less than two years after the Effective Time, the Company's current director and officer insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time, or substantially equivalent insurance coverage as provided by the existing policy.

     Employee Benefits. The Parent has agreed that continuing employees of the Company and its subsidiaries following the consummation of the Offer will be eligible to participate in employee benefit plans that are no less favorable than those being provided to employees of the Parent. For purposes of eligibility to participate in and vesting in all benefits provided to continuing employees, continuing employees of the Company and its subsidiaries will be granted credit for their years of service with the Company and its subsidiaries.

     Employment Agreements. The Merger Agreement provides that as of the consummation of the Offer, the Parent shall assume and agree to perform the Employment Agreements (collectively, the "Employment Agreements"), each dated December 31, 1994, between the Company and each of Frank A. Rosenberry, the Company's President and Chief Executive Officer, James M. Harrison, the Company's Executive Vice President, Chief Operating Officer, Treasurer and Secretary, and Williard D. Finch III, Steven P. Mack and J. Ted Theriault, each of whom is a Vice-President of the Company, in the same manner and to the same extent that the Company is then required to perform them.

     Board Representation. The Merger Agreement provides that promptly upon the purchase by Parent or any of its subsidiaries of such number of Shares as represents at least a majority of the outstanding Shares and from time to time, thereafter, the Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as will give the Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of the number of directors on the Board of Directors of the Company and the percentage that such number of Shares so purchased bears to the number of Shares outstanding. The Company has agreed, upon the request of the Parent, to promptly increase the size of its Board of Directors and/or exercise its best efforts to secure the resignations of such number of Directors as is necessary to enable the Parent's designees to be elected to the Company's Board of Directors.

     Conditions Precedent. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the consummation of the Offer. See Section 15.

     Termination. The Merger Agreement provides that it may be terminated at any time prior to the consummation of the Merger, whether prior to or after approval by the stockholders of the Company: (a) by mutual written consent of the Parent and the Company; (b) by the Company if: (i) in the event any representation or warranty of the Parent or the Offeror contained in the Merger Agreement is or becomes materially inaccurate or any covenant or agreement of the Parent or the Offeror is materially breached by the Parent or the Offeror, (ii) the Parent or the Offeror fails to cure such inaccuracy or breach within 30 days of its receipt of written notice thereof from the Company and (iii) the Company provides the Parent or the Offeror with written notice of termination within 30 days after the earlier of the expiration of such 30-day period or the date the Company receives written notice from the Parent or the Offeror stating that the Parent or the Offeror is unable or unwilling to cure such inaccuracy or breach;
(c) by the Parent if: (i) in the event any representation or warranty of the Company contained in the Merger Agreement is or becomes materially inaccurate or any covenant or agreement of the Company is materially breached by the Company prior to consummation of the Offer, (ii) the Company fails to cure such inaccuracy or breach within 30 days of its receipt of written notice thereof from the Parent and (iii) the Parent provides the Company with a written notice of termination within 30 days after the earlier of the expiration of such 30-day period or the date the Parent receives a written notice from the Company stating that the Company is unable or unwilling to cure such inaccuracy or breach; (d) by either the Parent or the Company if: (i) there shall have been a judicial or regulatory determination that any material provision of the Merger Agreement or the Merger is illegal, invalid, or unenforceable (unless the illegal, invalid or unenforceable provision is waived by the party whom such provision is intended to benefit); or (ii) the Offer shall expire or have been terminated on or after March 31, 1996 without any Shares being purchased pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any covenant of the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to such date.

     If the Merger Agreement is terminated, the Merger Agreement will become void and there will be no liability or further obligation on the part of the Offeror, the Parent or the Company or their respective stockholders, officers or directors, except for the Company's obligations, under certain circumstances, to pay the Termination Fee (as defined below) or to reimburse the Parent for certain expenses, except for the confidentiality obligations of the parties, obligations regarding the payment of the parties' fees and expenses and liability arising out of the breach of the Merger Agreement.

     Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses. The Company has agreed in the Merger Agreement that, in the event that
(i) any person (other than the Parent or any of its affiliates) shall have become, prior to the termination of the Merger Agreement, the beneficial owner of 50% or more of the outstanding Shares, (ii) the Offer shall have expired at a time when the Minimum Condition shall not have been satisfied and at any time on or prior to one year after the date of the expiration of the Offer any person (other than the Offeror or any of its affiliates) shall acquire beneficial ownership of 50% or more of the outstanding Shares or shall consummate an Acquisition

Proposal, or (iii) at any time prior to the termination of the Merger Agreement any person (other than the Offeror or any of its affiliates) shall publicly announce any Acquisition Proposal and, at any time on or prior to one year after the date of the termination of the Merger Agreement, shall become the beneficial owner of 50% or more of the outstanding Shares or shall consummate an Acquisition Proposal, then the Company shall promptly, but in no event later than two business days after the first of such events to occur, pay the Offeror the sum of $3.0 million (the "Termination Fee") and the documented out of pocket fees and expenses incurred or paid by Parent including, without limitation, all legal, investment banking, printing, depositary and related fees and expenses, attributable to the Offer, the Merger and the transactions contemplated by the Merger Agreement (the "Expenses"); provided, however, that the amount of the Expenses paid to the Parent and the Offeror shall not exceed $500,000. In the event the Board of Directors of the Company shall modify or amend its recommendation of the Offer and/or the Merger in a manner adverse to the Parent or shall withdraw its recommendation of the Offer, or shall resolve to do any of the foregoing, or shall have failed to reject any Acquisition Proposal within 10 business days after receipt by the Company or public announcement thereof, the Company shall reimburse the Parent and the Offeror (not later than five business days after submission of statements therefor) for the Expenses (up to $500,000). If the Company fails to pay any such amount when due, and the Parent commences a suit which results in a judgment against the Company for the Termination Fee, the Parent shall be entitled to the payment from the Company, in addition to any such amount, of its costs and expenses incurred in procuring such judicial determination, together with interest on the Termination Fee and the Expenses at the rate of 10% per annum.

     Amendment. The Company, the Parent and the Offeror may amend, modify or supplement the Merger Agreement in whole or in part before or after approval of the Merger Agreement by the stockholders of the Company; provided that any amendment after such stockholder approval will be subject to further approval of such stockholders if such further approval is required under Delaware law; provided, further, that any amendment of the Merger Agreement after consummation of the Offer which would decrease the Offer Price or impose additional conditions on the obligations of the Parent or the Offeror will become effective only if approved by the holders of a majority of the Shares then outstanding not owned by the Parent, the Offeror or any of their subsidiaries.

The Stock Option Agreements

     Tender of the Shares and Stock Option. The Selling Stockholders have agreed to tender to the Offeror all of the Subject Shares pursuant to the Offer and not to withdraw any Subject Shares tendered into the Offer. The Selling Stockholders also have granted to the Offeror an option (the "Stock Option") to purchase all of the Subject Shares at a purchase price equal to the greatest of the Offer Price (ii) the price per Share paid in the Offer or (iii) the price paid in any transaction in which any person or entity shall become the beneficial owner of 50% or more of the Shares, exercisable at any time beginning on the final business day before (i) the Expiration Date and (ii) ending on the Effective Date or the termination of the Merger Agreement, as the case may be. In the case of certain Selling Stockholders, the obligation to sell Subject Shares to the Offeror is subject to certain rights of first refusal granted by such Selling Stockholders pursuant to a Stockholders Agreement between the Company and certain of its stockholders. In the event that such rights of first refusal are exercised by any of the beneficiaries thereof, the Selling Stockholders who are also beneficiaries of such rights of first refusal have agreed to exercise such rights of first refusal to the fullest extent they are permitted to, and any Shares so acquired will thereafter be deemed Subject Shares.

     Conditions to Delivery of the Shares. The Option Agreements provide that the obligation of the Selling Stockholders to deliver the Subject Shares upon any exercise of the Stock Option is subject to the following conditions: (i) the purchase of the Subject Shares would not otherwise violate or cause the violation of, any applicable law or regulations (including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act, and the rules and regulations thereunder, or the rules of the NYSE or
AMEX), (ii) no statute, rule, regulation, decree, order or injunction shall have been promulgated, enacted, entered into or enforced by any governmental agency or authority or court which prohibits delivery of the Subject Shares, whether temporary, preliminary or permanent and (iii) there shall have been no material breach of the Merger Agreement by the Offeror or Parent.

     Representations and Warranties. The Option Agreements contain various customary representations and warranties by the Selling Stockholders, including those relating to (i) title to the Shares being sold and (ii) authority to execute, deliver and perform the Option Agreement. The Option Agreements also contain various customary representations and warranties by the Parent and the Offeror, including those relating to the authority to execute, deliver and perform the Option Agreements, among others.

     Voting Agreement and Proxy. The Option Agreements provide that, during the time the Option Agreements are in effect, designees of the Offeror will be irrevocably appointed the proxy of the Selling Stockholders to vote all of the Subject Shares on matters relating to (i) the Merger, (ii) any action or agreement that would impede, interfere with or attempt to discourage the Offer or the Merger, (iii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement and (iv) any other material change in the corporate structure or business of the Company.

     Sale of the Subject Shares by the Offeror. The Option Agreements provide that the Selling Stockholders shall not sell, transfer, pledge, encumber, assign or otherwise dispose of the Subject Shares during the term of such Option Agreements except for transfers to family members, trusts for the benefit of the Selling Stockholder or family members or in connection with estate planning but only if the transferee of such Subject Shares agrees in writing to be bound by the provisions of the Option Agreement with respect to such Subject Shares.

     Termination Date. Each of the Option Agreements will terminate upon the earliest to occur of (i) the date on which the Parent, the Offeror and the Selling Stockholder mutually agree in writing, (ii) the successful consummation of the Offer and (iii) the termination of the Merger Agreement pursuant to its terms.

14. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, prior to the consummation of the Offer
(i) declare, pay, or set aside any dividend or other distribution in respect to any shares of its capital stock, other than dividends payable to the Company declared by any of the Company's subsidiaries and other than regular quarterly cash dividends in an amount not to exceed $0.04 per share in accordance with past practices, (ii) redeem, purchase, reclassify or retire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or (iii) make any change in the number of the authorized, issued or outstanding shares of capital stock or other equity security of the Company (other than pursuant to the exercise of options, rights or similar securities outstanding as of the date of the Merger Agreement), grant any option or commitment relating to its capital stock or any security convertible into such capital stock or any security, the value of which is measured by such capital stock, or any security subordinated to the claims of general creditors, or issue, sell or retire any debt obligations except in the ordinary course of business.

15. CERTAIN CONDITIONS TO THE OFFER.

     Notwithstanding any other term of the Offer or the Merger Agreement, the Offeror shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, any Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Shares unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of the outstanding Shares on a fully diluted basis, and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Offeror shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, unless all of the following conditions shall have been satisfied:

          (a) None of the Parent, the Offeror or the Company shall be subject to any order, decree or injunction of a court or governmental agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by the Merger Agreement or the exercise of control by the Parent over the Company following the Offer.

          (b) Any of the representations and warranties of the Company contained in the Merger Agreement that are qualified as to materiality shall be true and correct and any of the representations and warranties that are not so qualified shall be true and correct in all material respects on and as of the date of consummation of the Offer as if such representations and warranties were made on and as of such date (except where such representations and warranties are stated as of a specific date), and the Company shall have performed in all material respects all agreements and covenants required by the Merger Agreement to be performed by it on or prior to such date, provided, however, that no representation and warranty shall be deemed to have been breached, and no covenant shall be deemed to have been violated as a result of actions taken by the Company pursuant to adjustments in accordance with Section 6.3(d) of the Merger Agreement.

          (c) The Company shall have furnished to the Parent a certificate dated as of the date of consummation of the Offer, signed by the Company's Chief Executive Officer and Chief Financial Officer, to the effect that (i) to the best knowledge of each of them, the representations and warranties of the Company contained in the Merger Agreement are true and correct in all material respects as of such date (except where such representations and warranties are stated as of a specific date) and the Company has performed in all material respects all agreements, covenants and obligations required to be performed by it pursuant to the Merger Agreement on or prior to such date.

          (d) There shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or (iii) any material limitation (whether or not mandatory) by any governmental authority on, or any other event which might materially affect the extension of credit by lending institutions.

          (e) There shall have not occurred any material adverse change in the business, financial condition, results of operations or properties of the Company and its subsidiaries on a consolidated basis.

          (f) (i) The Board of Directors of the Company shall not have withdrawn or modified in a manner adverse to the Parent or the Offeror its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal (other than with the Parent or any of its affiliates), (ii) the Company shall not have entered into any agreement with respect to any Acquisition Proposal (other than with the Parent or any of its affiliates) and (iii) the Board of Directors of the Company or any committee thereof shall not have resolved to take any of the foregoing actions.

     The foregoing conditions are for the sole benefit of the Parent and the Offeror and may be asserted by the Parent or the Offeror regardless of the circumstances giving rise to any such condition and may be waived by the Parent or the Offeror, in whole or in part, at any time and from time to time, in the sole discretion of the Parent or the Offeror. The failure by the Parent or the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

16. CERTAIN REGULATORY AND LEGAL MATTERS.

     Except as set forth in this section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall not have been satisfied. There can be no assurance that any such approval or other action, if needed, will be obtained or will be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals are not obtained or other action taken.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing by the Parent, on behalf of itself and the Offeror, of a Notification and Report Form with respect to the Offer, unless the Parent receives a request for additional information or documentary material from the Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. The Parent made such a filing on September 19, 1995 and, accordingly, the initial waiting period will expire on October 4, 1995. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from the Parent concerning the Offer, the waiting period will be extended to the tenth calendar day after the date of substantial compliance by the Parent with such request. Complying with a request for additional information or material can take a significant amount of time.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including (i) seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or (ii) seeking the divestiture of Shares acquired by the Offeror pursuant to the Offer or the divestiture of substantial assets of the Company or its subsidiaries or the Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

     If any applicable waiting period under the HSR Act has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, a corporation in its certificate of incorporation elects not to be subject to
Section 203. Although the Company's certificate of incorporation does not provide that the Company is not subject to Section 203, Section 203 is inapplicable to the Offer and the Merger because the Offer and the Merger have been approved by the Board of Directors of the Company.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., in 1982, the Supreme Court of the United States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America,the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered. See
Section 15.

17. FEES AND EXPENSES.

     Neither the Offeror nor the Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or the Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     PaineWebber Incorporated ("PaineWebber") is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to the Parent and the Offeror in connection with the proposed acquisition of the Shares, including the delivery of an opinion to the Parent's Board of Directors that the consideration to be paid for the Shares pursuant to the Offer and Merger is fair to the shareholders of the Parent from a financial point of view. Pursuant to its engagement letter with PaineWebber, the Parent paid PaineWebber a retainer of $50,000 upon the execution of the engagement letter and has agreed to pay PaineWebber a transaction fee of $750,000 (against which the retainer will be credited), payable upon the consummation of the Offer. In addition, the Parent and PaineWebber have entered into a dealer manager agreement (the "Dealer Manager Agreement") pursuant to which PaineWebber has agreed to act as the Dealer Manager for the Offer. Pursuant to the Dealer Manager Agreement, the Parent paid PaineWebber a $50,000 fee upon execution of such agreement. The Offeror has also agreed to reimburse PaineWebber for certain reasonable out-of-pocket expenses incurred by PaineWebber in connection with the Offer, including the reasonable fees of its counsel (subject to certain limitations), and to indemnify PaineWebber against certain liabilities and expenses, including certain liabilities under the federal securities laws.

     The Offeror has retained D.F. King & Co., Inc., as Information Agent, and Trust Company Bank, as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary also will be indemnified by the Offeror against certain liabilities in connection with the Offer.

18. MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror.

     The Offeror and the Parent have filed with the Commission the Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-1 promulgated thereunder, furnishing certain information with respect to the Offer. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                            NELSON ACQUISITION CORP.

September 19, 1995

                                                                      SCHEDULE I

           CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                     OFFICERS OF THE PARENT AND THE OFFEROR

     1. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT. Set forth below are the name, age, current business address, citizenship, present principal occupation or employment and five-year employment history of each director and executive officer of the Parent. Unless otherwise indicated, each person identified below has been an employee of the firm(s) listed below as his principal occupation for more than the last five years, and each such person's business address is Nelson Place at Elm Hill Pike, P.O. Box 141000, Nashville, Tennessee 37214-1000. All persons listed below are citizens of the United States.

                                                                                  DIRECTOR/OFFICER
              NAME                AGE           POSITION WITH THE PARENT               SINCE
--------------------------------  ---   ----------------------------------------  ----------------
Sam Moore.......................  64    Chairman of the Board of Directors,             1961
                                        Chief Executive Officer, President and
                                          Director
S. Joseph Moore.................  32    Executive Vice President and Director           1995
Joe L. Powers...................  49    Executive Vice President and Secretary          1980
Charles Z. Moore................  61    Senior Vice President, International            1983
Ray Capp........................  42    Senior Vice President, Operations               1995
Roland Lundy....................  45    President, Word Records and                     1993
                                          Music Division
Byron D. Williamson.............  49    President, Word Publishing Division             1993
Vance Lawson....................  36    Vice President, Finance                         1988
Stuart A. Heaton................  39    Vice President and General Counsel              1989
Phyllis E. Williams.............  47    Treasurer                                       1988
Brownlee O. Currey, Jr..........  66    Director                                        1984
W. Lipscomb Davis, Jr...........  66    Director                                        1984
Robert J. Niebel, Sr............  57    Director                                        1973
Millard V. Oakley...............  65    Director                                        1972
Joe M. Rodgers..................  61    Director                                        1992
Cal Turner, Jr..................  55    Director                                        1991
Andrew J. Young.................  63    Director                                        1993

     Sam Moore has been the Chairman of the Board, Chief Executive Officer, President and a Director of the Parent since its founding in 1961.

     S. Joseph Moore was appointed Executive Vice President of the Parent in 1995, and, prior to such appointment, he served as Divisional Vice President of the Parent in various capacities since 1991. S. Joseph Moore is the son of Sam Moore.

     Joe L. Powers was appointed Executive Vice President of the Parent in 1995 and has been the Secretary of the Parent since 1990. Previously, Mr. Powers served as Vice President of the Parent since 1980.

     Charles Z. Moore has been a Vice President of the Parent since 1983 and was appointed Senior Vice President, International in 1986. Charles Moore is the brother of Sam Moore.

     Ray Capp was appointed Senior Vice President, Operations of the Parent in 1995. Prior to joining the Parent, Mr. Capp was the President and Chief Operating Officer of Ingram Merchandising Services and Assistant to the Chairman of Ingram Distribution, Inc. since 1992 and Executive Vice President and Chief Operating Officer of Ingram Entertainment from 1987 to 1992.

     Roland Lundy has been the President of the Parent's Word Records and Music Division since 1993. Mr. Lundy was formerly President of Word since 1989.

     Byron D. Williamson has been the President of the Parent's Word Publishing Division since 1993. Mr. Williamson was formerly Executive Vice President of Word Publishing since 1988.

     Vance Lawson has been the Vice President, Finance of the Parent since 1993. Mr. Lawson was formerly Vice President of Finance and Operations at Word since 1988.

     Stuart A. Heaton has been the Vice President and General Counsel of the Parent since 1991. Previous to that time, Mr. Heaton served as the Parent's corporate counsel since 1989.

     Phyllis E. Williams has been the Treasurer of the Parent since 1992. Mrs. Williams was previously Controller for the Parent since 1988.

     Brownlee O. Currey, Jr. is the Chairman of the Board and President of the Nashville Banner Publishing Company, a newspaper company, a Director of OCC, Inc., the principal subsidiary of Osborn Communications Corporation, a diversified media company, and A+ Communications, Inc., a provider of paging communications and telemessaging services.

     W. Lipscomb Davis, Jr. is a Partner of Hillsboro Enterprises, an investment company, and a Director of Third National Bank, a Tennessee bank, American General Corporation, an insurance holding company, and Genesco, Inc., a consumer products company.

     Robert J. Niebel is the Senior Vice President of 20th Century Christian, Inc., a publishing company.

     Millard V. Oakley is a businessman managing private investments.

     Joe M. Rodgers is the Chairman of the JMR Group (investments), a Director of AMR Corporation, an airline, BellSouth Telecommunications, a telecommunications company, Gaylord Entertainment Company, a diversified entertainment and communications company, Gryphon Holding, Inc., an insurance company, LaFarge Corp., a cement and construction materials company, and Willis Corroon plc, an insurance holding company. Mr. Rodgers previously was the Chairman and CEO of Berlitz International from December 1991 until February 1993.

     Cal Turner, Jr. is the Chairman and Chief Executive Officer of Dollar General Corp., an operator of general merchandise stores, and a Director of First American Corporation, a Tennessee bank holding company, and Shoney's, Inc., a national restaurant company.

     Andrew J. Young is the Vice President of Law Companies Group, an engineering company, Chairman of the Atlanta Commission for Olympic Games, and a Director of Delta Airlines and Host Marriott Corporation, a lodging company. Mr. Young previously served as the Mayor of Atlanta, Georgia from 1980 to 1990.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR. S. Joseph Moore is the sole director and the President of the Offeror, and Joe L. Powers is the Secretary of the Offeror. Such persons are the sole officers of the Offeror. Each of Messrs. Moore and Powers has been employed by the Parent for the last five years and all information concerning the current business address, present principal occupation or employment and five-year employment history for each of Messrs. Moore and Powers is the same as the information given above. Each of Messrs. Moore and Powers were elected to their respective positions in September 1995 upon the formation of the Offeror.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                               TRUST COMPANY BANK

                             ---------------------

          By Hand:                 By Overnight Courier:                  By Mail:
     58 Edgewood Avenue              58 Edgewood Avenue                P.O. Box 4625
       Room 225 Annex                  Room 225 Annex              Atlanta, Georgia 30302
   Atlanta, Georgia 30303          Atlanta, Georgia 30303

                                 By Facsimile:
                                 (404) 332-3875
                                 (404) 332-3966

                             Confirm by telephone:
                                 (800) 568-3476

     Any questions or request for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 WATER STREET
                            NEW YORK, NEW YORK 10005
                 BANKS AND BROKERS CALL COLLECT: (212) 269-5550
                   ALL OTHERS CALL TOLL-FREE: (800) 735-3568

                      The Dealer Manager for the Offer is:

                            PAINEWEBBER INCORPORATED

                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                            TOLL-FREE (800) 520-5698
                                OR CALL COLLECT
                                 (212) 713-1425